SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 9, 2008
(Date of earliest event report)
WEYERHAEUSER COMPANY
(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation or		Number)
organization)
Federal Way, Washington 98063-9777
(Address of principal executive offices)
(zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 8.01. OTHER EVENTS
Weyerhaeuser Company common stock is described as follows:
DESCRIPTION OF COMMON SHARES
     The following is a description of certain general terms and provisions of our common stock, par value $1.25 per share (the “Common Shares”). This summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our Restated Articles of Incorporation and Bylaws, which have been filed with the Securities and Exchange Commission. You may inspect and obtain copies of the Restated Articles of Incorporation and Bylaws at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s regional office located at 500 West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov. Our SEC filings are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois. You also may see our Restated Articles of Incorporation and Bylaws on our website at www.weyerhaeuser.com/company/investors/governance.
General
     All outstanding Common Shares are fully paid and nonassessable. Our Common Shares do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that we may issue from time to time. The rights of holders of Common Shares may be adversely affected by the rights of holders of any Preferred Shares and any Preference Shares that may be issued and outstanding from time to time. Our Board of Directors, without shareholder approval, could authorize the issuance of Preferred Shares and Preference Shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Shares and that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. Our Board of Directors, without shareholder approval, also could authorize the issuance of additional Common Shares from time to time. No conversion rights, redemption rights or sinking fund provisions are applicable to our Common Shares.
Dividends
     The holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for distribution and remaining after full cumulative dividends upon all Preferred Shares and Preference Shares then outstanding have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights
     Upon any voluntary or involuntary liquidation of Weyerhaeuser, the holders of our Common Shares will be entitled to receive ratably, after payment of or provision for all of our debts and liabilities and of all sums to which holders of any Preferred Shares or Preference Shares may be entitled, all of the remaining assets of Weyerhaeuser.
Voting Rights
     The holders of Common Shares currently possess exclusive voting rights on all matters submitted to our shareholders. Our Board of Directors may specify voting rights with respect to any Preferred Shares or Preference Shares that may be issued in the future. Each holder of Common Shares is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of shares entitled to cast a majority of the votes in the election of our directors can elect all of our directors then standing for election. Our Restated Articles of Incorporation provide that our Board of Directors must consist of not fewer than nine nor more than 13 directors, with the exact number to be fixed from time to time by resolution adopted by our Board of Directors, and that the directors are divided into three classes serving staggered terms of three years each, with each class to be as nearly equal in number as possible. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By Its:	/s/ Jeanne Hillman Vice President and
Chief Accounting Officer
Date: September 10, 2008